Exhibit 99.1

Guidant Corporation and Johnson & Johnson Announce New Definitive Acquisition Agreement

Guidant Shareholder Vote Remains Set for January 31

Indianapolis and New Brunswick, N.J. — January 13, 2006 — Guidant Corporation (NYSE: GDT) and Johnson & Johnson (NYSE:JNJ) today announced that they have reached a new agreement whereby Johnson & Johnson will acquire Guidant for $24.2 billion in fully diluted equity value. The boards of directors of both companies have unanimously approved the revised Johnson & Johnson offer and the Guidant board of directors recommends that Guidant shareholders vote in favor of the revised merger agreement at the scheduled January 31 shareholder meeting.

Under the new agreement, Johnson & Johnson will pay $40.52 in cash and .493 shares of Johnson & Johnson common stock for each outstanding share of Guidant common stock. Valued as of the market close on January 13, the transaction has a per share value of $71.00 to Guidant shareholders.

“This agreement with Johnson & Johnson provides significant financial value and certainty for shareholders,” said James Cornelius, chairman and chief executive officer, Guidant Corporation. “Together with Johnson & Johnson, we will have the resources to continue to build upon the existing Guidant businesses in our pursuit of meaningful innovations to address cardiovascular disease.”

Johnson & Johnson Chairman and Chief Executive Officer William C. Weldon indicated that the companies are eager to close and begin to implement the integration plans they have been developing throughout the past year. “Together, we are ready to execute our plans focused on creating the world’s broadest and most comprehensive cardiovascular device company that will bring meaningful technology solutions to address this devastating disease,” he said. “The legacy of the Guidant organization and the people who have built it are assets that serve as a firm foundation for future growth in this important category.”

The companies will promptly file updated materials with the Securities and Exchange Commission (SEC), including a supplement to the existing proxy statement/prospectus.

Johnson & Johnson will discuss the transaction further at its scheduled analyst meeting on January 24.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The Company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life’s most threatening medical conditions. For more information, visit www.guidant.com.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 200 Johnson & Johnson operating companies employ approximately 115,000 men and women in 57 countries and sell products throughout the world.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Companies' expectations and projections. Risks and uncertainties include the satisfaction of the conditions to closing, including receipt of approval by holders of Guidant securities, general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended January 2, 2005, the Guidant Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and subsequent filings by each company on Forms 10-Q and Forms 8-K. Copies of these Forms 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from the respective companies. The companies assume no obligation to update any forward-looking statements as a result of new information or future events or developments.)

Guidant Corporation and Johnson & Johnson have filed with the Securities and Exchange Commission (SEC) a definitive proxy statement/prospectus and will file other documents regarding the proposed merger between Guidant and Johnson & Johnson. This proxy statement/prospectus has been sent to all security holders of Guidant seeking their approval of the transaction. Investors are urged to read the definitive proxy statement/prospectus and any other relevant documents filed or to be filed with the SEC because they contain important information. The proxy statement/prospectus and other documents filed or to be filed by Johnson & Johnson and Guidant with the SEC are or will be available free of charge at the SEC's website, www.sec.gov, or by directing a request to Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attention: Investor Relations; or by directing a request to Guidant Corporation, 111 Monument Circle, #2900, Indianapolis, IN 46204-5129, Attention: Investor Relations.

Johnson & Johnson, Guidant Corporation, their respective directors, and certain of their respective executive officers may be considered participants in the solicitation of proxies from Guidant shareholders in connection with the proposed transactions. Information about the directors and executive officers of Johnson & Johnson and their ownership of Johnson & Johnson stock is set forth in Johnson & Johnson’s most recent filing on Form 10-K. Information about the directors and executive officers of Guidant and their ownership of Guidant stock is set forth in Guidant's most recent filing on Form 10-K. Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement/prospectus.

Contacts

Guidant Corporation

Steven Tragash, Corporate Communications, 317-971-2031

Andy Rieth, Investor Relations, 317-971-2061

Doug Hughes, Investor Relations, 317-971-2039